Exhibit 99.1

March 26, 2010

Smile Brands Group Inc.

201 E. Sandpointe

Santa Ana, California 92707

Dear Board of Directors of Smile Brands Group Inc:

It is my understanding that Smile Brands Group Inc., a Delaware corporation (the “Company”), has filed a Registration Statement on Form S-1 (Registration No. 333-163875) (the “Registration Statement”) in connection with the anticipated initial public offering of its common stock, par value $0.01 per share. In connection with the initial public offering, the Company has requested that I be named as a nominee to its board of directors in the Registration Statement and prospectus contained therein.

I hereby consent to (1) being named as a nominee to the Company’s board of directors in the Registration Statement and prospectus contained therein, as each may be amended from time to time, (2) to accept the nomination as a director of the Company if so chosen and (3) the filing of this consent as an exhibit to the Registration Statement and any amendments thereto.

Sincerely,

/s/ Eric J. Boden
Eric J. Boden